Exhibit 99.1.

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
July 29, 2020	CONTACT BENJAMIN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES EARNINGS FOR THE QUARTER AND SIX MONTHS ENDED

JUNE 30, 2020

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp” or “NWIN”), the holding company for Peoples Bank (the “Bank”), reported record net income of $5.1 million, or $1.46 per share, for the quarter ended June 30, 2020. Net income for the quarter ended June 30, 2020, increased by $1.0 million (25.9%), from the quarter ended June 30, 2019, primarily due to higher net interest income and noninterest income. For the quarter ended June 30, 2020, the return on average assets (ROA) was 1.42% and the return on average equity (ROE) was 14.32%.

For the six months ended June 30, 2020, the Bancorp’s net income totaled $8.3 million, or $2.39 per share. Net income for the six months ended June 30, 2020, increased by $2.0 million (32.2%), from the six months ended June 30, 2019, primarily due to higher net interest income and noninterest income. For the first six months of 2020, the ROA was 1.20% and the ROE was 11.90%.

During the six months ended June 30, 2020, total assets increased by $145.3 million (10.9%), with interest-earning assets increasing by $143.0 million (11.7%). On June 30, 2020, interest-earning assets totaled $1.4 billion compared to $1.2 billion at December 31, 2019. Earning assets represented 92.6% of total assets at June 30, 2020, and 92.0% of total assets at December 31, 2019. The increase in total assets and interest earning assets for the six months was primarily the result of involvement in the U.S. Small Business Administration’s Paycheck Protection Program (PPP), increased cash balances related to strong core deposit growth, and investment in securities.

In addition, on May 26, 2020, NWIN announced that its wholly-owned subsidiary, Peoples Bank SB, converted from an Indiana-chartered stock savings bank to an Indiana-chartered commercial bank. The charter conversion became effective following the close of business on May 22, 2020, and the converted bank now operates under the name Peoples Bank.

“Against a backdrop of uncertainty in the COVID-19 pandemic, the first six months of 2020 were a record for Peoples Bank. GAAP net income was up 32% over the same period in 2019. Significantly, second quarter results were up 26% over second quarter 2019. These results reflect the Bank’s organic and inorganic growth over the years, and the second quarter comparison is noteworthy because it is free of any merger-related expenses. We have been able to demonstrate our ability to successfully integrate acquisitions and execute our strategic plan, positioning NorthWest Indiana Bancorp to create value for our shareholders even during difficult times such as these,” said Benjamin Bochnowski, president & chief executive officer.

“The results of the second quarter also reflect the hard work and dedication of our team during the pandemic. We had record mortgage originations and sales, and originated more than $90 million in Paycheck Protection Program loans. The Bank delivered on our mission to help our customers and communities be more successful, even in difficult circumstances. We remain guided by our priorities of health, operations stability, and risk management so that we can weather the storm and emerge stronger on the other side. We continue to manage risk and prepare for continued challenges as we all face the pandemic together,” he continued. “In the meantime, we are investing in technologies and systems that allow us to serve our customers in all conditions, create efficiencies, and deliver on expectations despite the operating environment.”

“The strong earnings for the first six months of 2020 has been driven by an increase to our net interest income and noninterest income. Despite the low interest rate environment, net interest income increased by $287 thousand through effective balance sheet growth and pricing strategies. Noninterest income increased by $3.4 million or 64.0%, driven primarily increased mortgage originations and related loan sales. The increase in gain in the sale of loans is up $3.0 million or 463.4%, driven primarily by the low interest environment and stable housing prices producing a strong refinance environment for our customers. In addition, increased income from Wealth Management operations and securities sales have helped drive the noninterest income increase for the current six month period,” said Robert Lowry, chief financial officer.

“As we continue to operate through the COVID-19 environment, the Bancorp’s management team will continue to focus on effectively managing credit and operational risks related to the pandemic. As of June 30 2020, the Bancorp’s non-performing loans to total loans ratio remained under 1.0%. In addition, COVID-19 related loan modifications and deferrals represent approximately 8.3% of our current loan portfolio. During the first six months of 2020, as qualitative risk factors increased, management increased its planned provisions for the allowance for loan losses. The Bancorp’s strong earnings continue to create capital to support its strategic initiatives. In addition, all regulatory capital measures are considered well capitalized. At June 30, 2020, the Bancorp’s Tier 1 capital to adjusted assets was 8.3%.,” said Lowry.

Net Interest Income

Net interest income was $11.4 million for the quarter ended June 30, 2020, an increase of $215 thousand (1.9%), compared to $11.2 million for the quarter ended June 30, 2019. The Bancorp’s net interest margin on a tax-adjusted basis was 3.60% for the quarter ended June 30, 2020, compared to 3.96% for the quarter ended June 30, 2019. Net interest income was $22.1 million for the six months ended June 30, 2020, an increase of $287 thousand (1.3%), compared to $21.8 million for the six months ended June 30, 2019. The Bancorp’s net interest margin on a tax-adjusted basis was 3.61% for the six months ended June 30, 2020, compared to 3.88% for the six months ended June 30, 2019. The increased net interest income for the quarter and the six months was primarily the result of lower interest expense attributable to the Bancorp’s ability to manage through the current historically low interest rate cycle. The decrease in the net interest margin is a result of lower reinvestment rates on the Bancorp’s loan and securities portfolios. Management has adjusted deposit pricing to align with the current interest rate cycle and remains prepared to adjust rates paid on interest bearing deposits.

Noninterest Income

Noninterest income from banking activities totaled $5.0 million for the quarter ended June 30, 2020, compared to $2.7 million for the quarter ended June 30, 2019, an increase of $2.4 million or 89.1%. Noninterest income from banking activities totaled $8.6 million for the six months ended June 30, 2020, compared to $5.2 million for the six months ended June 30, 2019, an increase of $3.4 million or 64.0%. The increase in gain on sale of loans for the current quarter and six month period is the result of the current economic and rate environment, which we anticipate will return to more normal levels as the current low rate environment persists or rates return to higher levels. The decrease in fees and service charges for the current quarter and six month period is primarily the result of changes in customer usage of bank services during the pandemic. The increase in gains on the sale of securities for the current quarter and six-month period is a result of current market conditions and actively managing the portfolio. The increase in wealth management income for the current quarter and six month period is the result of the Bancorp’s continued focus on expanding its wealth management line of business. The decrease in other noninterest income for the current quarter and six month period is the result of a one-time fixed asset sale for a gain in the prior year.

Noninterest Expense

Noninterest expense totaled $9.8 million for the quarter ended June 30, 2020, compared to $8.4 million for the quarter ended June 30, 2019, an increase of $1.3 million or 15.9%. Noninterest expense totaled $19.8 million for the six months ended June 30, 2020, compared to $18.7 million for the six months ended June 30, 2019, an increase of $1.1 million or 5.6%. The increase in compensation and benefits for the current quarter and six month period is primarily the result of management’s continued focus on talent management and retention. The increase in occupancy and equipment for the current quarter and six month period is primarily related to facilities improvement efforts aimed at enhancing technology and to accommodate recent growth. The increase in data processing for the quarter ended June 30, 2020, is primarily the result of increased system utilization and investment in the customer experience. The decrease in data processing expense for the six months ended June 30, 2020, is primarily the result of prior year data conversion expenses incurred in the first quarter of 2019 related to the acquisition of AJS Bancorp Inc. The decrease in marketing for the six months ended June 30, 2020, is a result of the timing of the Bancorp’s marketing initiatives. The increase in other operating expenses for the current quarter and six month period is primarily the result of investments in strategic initiatives.

The Bancorp’s efficiency ratio was 59.32% for the quarter ended June 30, 2020, compared to 60.74% for the quarter ended June 30, 2019. The Bancorp’s efficiency ratio was 64.42% for the six months ended June 30, 2020, compared to 69.21% for the six months ended June 30, 2019. The decrease in the efficiency ratio is the result of higher noninterest income. The efficiency ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.

Lending

The Bancorp’s loan portfolio totaled $981.9 million at June 30, 2020, compared to $906.9 million at December 31, 2019, an increase of $75.0 million or 8.3%. The increase is the result of the Bank’s involvement in the PPP. During the six months ended June 30, 2020, the Bancorp originated $197.0 million in new commercial loans, of which $91.5 million relates to the PPP, compared to $116.1 million during the six months ended June 30, 2019. During the six months ended June 30, 2020, the Bancorp originated $114.2 million in new fixed rate mortgage loans for sale, compared to $29.6 million during the six months ended June 30, 2019. The increase in new fixed rate mortgage loans originated is related to the refinance activity that occurred during 2020. The loan portfolio is 71.9% of earning assets and is comprised of 62.6% commercial related credits.

Investing

The Bancorp’s securities portfolio totaled $294.7 million at June 30, 2020, compared to $277.2 million at December 31, 2019, an increase of $17.5 million or 6.3%. The increase is attributable to increased investment in the security portfolio and additional increased unrealized gains. The securities portfolio represents 21.6% of earning assets and provides a consistent source of liquidity and earnings to the Bancorp. Cash and cash equivalents totaled $97.3 million at June 30, 2020, compared to $47.3 million at December 31, 2019, an increase of $50.0 million or 105.9%. The increase in cash and cash equivalents is the result of the Bank’s participation in the PPP and customers’ current preferences toward security and liquidity of assets.

Funding

At June 30, 2020, core deposits totaled $983.0 million, compared to $826.7 million at December 31, 2019, an increase of $156.3 million or 18.9%. The increase is the result of the Bancorp’s efforts to maintain and grow core deposits and customer preferences for the security and liquidity of the Bancorp’s deposit product offerings. Core deposits include checking, savings, and money market accounts and represented 77.0% of the Bancorp’s total deposits at June 30, 2020. During the six months ended June 30, 2020, balances for noninterest bearing checking, interest bearing checking, savings, and money market accounts increased. The increase in these core deposits is a result of management’s sales efforts along with customer deposit account retention and preferences for the security the deposit products offer. At June 30, 2020, balances for certificates of deposit totaled $294.7 million, compared to $327.7 million at December 31, 2019, a decrease of $33.0 million or 10.1%. In addition, at June 30, 2020, borrowings and repurchase agreements totaled $29.2 million, compared to $25.5 million at December 31, 2019, an increase of $3.7 million or 14.4%. The increase in short-term borrowings was a result of cyclical inflows of repurchase agreement balances.

Asset Quality

At June 30, 2020, non-performing loans totaled $9.3 million, compared to $7.4 million at December 31, 2019, an increase of $1.9 million or 26.3%. The Bancorp’s ratio of non-performing loans to total loans was 0.95% at June 30, 2020, compared to 0.81% at December 31, 2019. The Bancorp’s ratio of non-performing assets to total assets was 0.73% at June 30, 2020, compared to 0.72% at December 31, 2019.

For the six months ended June 30, 2020, $1.0 million in provisions to the allowance for loan losses were required, compared to $828 thousand for the six months ended June 9, an increase of $194 thousand or 23.4%. For the six months ended June 30, 2020, charge-offs, net of recoveries, totaled $155 thousand. At June 30, 2020, the allowance for loan losses is considered adequate by management and totaled $9.9 million. The allowance for loan losses as a percentage of total loans was 1.00% at June 30, 2020, compared to 0.99% at December 31, 2019. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 105.95% at June 30, 2020, compared to 122.05% at December 31, 2019.

Management also considers reserves on loans from acquisition activity that are not part of the allowance for loan losses. The Bancorp acquired loans for which there was evidence of credit quality deterioration since origination and it was determined that it was probable that the Bancorp would be unable to collect all contractually required principal and interest payments. At June 30, 2020, total purchased credit impaired loan reserves totaled $2.1 million compared to $2.2 million at December 31, 2019. Additionally, the Bancorp has acquired loans without evidence of credit quality deterioration since origination and has marked these loans to their fair values. As part of the fair value of loans receivable, there was a net fair value discount for loans acquired of $2.9 million at June 30, 2020, compared to $3.8 million at December 31, 2019. When these additional reserves are included on a pro forma basis, the allowance for loan losses as a percentage of total loans was 1.51% at June 30, 2020, and the allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 159.49% at June 30, 2020. See Table 1 below for a reconciliation of these non-GAAP figures to the Bancorp’s GAAP figures.

The Bancorp established a goodwill balance totaling $11.1 million with the acquisitions of AJSB, First Personal, First Federal, and Liberty Savings. Goodwill of $2.9 million, $5.4 million, $2.0 million, and $804 thousand were established with the acquisition of AJSB, First Personal, First Federal, and Liberty Savings, respectively. Goodwill is tested annually for impairment, or when circumstances or events are deemed significant enough to test for impairment. As a result of the COVID-19 outbreak, and its broad effects on the economy, the Bancorp deemed it necessary to perform an interim impairment test of goodwill as of June 30, 2020. As part of the impairment test, the Bancorp enlisted a third party expert to perform a goodwill valuation analysis. The analysis showed the implied fair value of goodwill to be higher than its carrying value and no impairment was necessary for the six months ended June 30, 2020.

Capital Adequacy

At June 30, 2020, shareholders’ equity stood at $145.2 million, and tangible capital represented 8.8% of total assets. The Bancorp’s regulatory capital ratios at June 30, 2020, were 13.6% for total capital to risk-weighted assets, 12.5% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 8.3% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $41.92 per share at June 30, 2020.

Impacts of COVID-19

The COVID-19 pandemic began to affect the Bancorp’s operations during March 2020, and as of the date of this release, continues to influence operating decisions. In response to the pandemic, the Bancorp’s management implemented the following policy actions:

●

Participating in the U.S. Small Business Administration’s Paycheck Protection Program , a program initiated to help small businesses maintain their workforce during the pandemic. As of June 30, 2020, the Bancorp approved 773 applications totaling $91.5 million, with an average loan size of approximately $118,000. These loans will help local business owners retain 10,744 employees based on the borrower’s applications. The Bancorp’s SBA lender fee is averaging approximately 3.80% for this program, and fees will be earned over the life of the associated loan.

●

Prudently helping borrowers who are or may be unable to meet their contractual payment obligations because of the effects of COVID-19. Consistent with regulatory guidance, the Bancorp will consider deferring or modifying its loan customer’s repayment obligation if their cash flow has been negatively impacted by the pandemic. The Bancorp’s management anticipates that additional borrower deferral and modification requests will continue during the remainder of 2020. Loans modified to interest only payment or full payment deferral as part of the effects of COVID-19 as of June 30, 2020, are as follows:

(Dollars in thousands)	(Unaudited)
As of June 30, 2020	Mortgage loans		Commercial Loans
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Interest only payment	90	$10,975	95	$42,259
Full payment deferral	8	653	41	27,220
Total $	98	$11,628	136	$69,479

●	Commercial real estate loans are one of the Bancorp’s primary loan concentrations. Key loan data for commercial real estate loans secured by restaurants, hotels, and retail non-owner occupied properties indicate a strong weighted average loan-to-value and debt service coverage. As of June 30, 2020, commercial real estate loans secured by restaurants represented 5% of the commercial real estate loan portfolio, of which is comprised of 47% quick service and fast casual loan balances, and had a weighted average debt coverage ratio of 1.60 and loan to value of 50%. As of June 30, 2020, commercial real estate loans secured by hotels represented 5% of the commercial real estate loan portfolio, of which is comprised of 88% flagged hotel loan balances, and had a weighted average debt coverage ratio of 1.46 and loan to value of 59%. As of June 30, 2020, commercial real estate loans secured by retail non-owner occupied properties represented 13% of the commercial real estate loan portfolio and had a weighted average debt coverage of 1.48 and loan to value of 51%.

●	Maintaining a strong liquidity position to support funding demand. The Bancorp has sufficient on balance sheet liquidity and contingent liquidity sources to meet funding demand.

●	Implementing remote working policies for the Bancorp’s workforce. 142 employees or 50% of the workforce have been provided remote work capabilities to support social distancing measures.

●

Keeping the Bancorp’s 22 banking centers open during the pandemic. To ensure banking processes run efficiently, drive-ups are open and fully functional, and a wide range of digital banking options are available. All banking centers lobbies are also available to serve customers, however we are requesting that they make appointments via the Bank’s website to help us adhere to social distancing guidelines.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 22 locations in Lake and Porter Counties in Northwest Indiana and South Chicagoland. NorthWest Indiana Bancorp’s common stock is quoted on the OTC Pink Marketplace and the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of NWIN. For these statements, NWIN claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about NWIN, including the information in the filings NWIN makes with the SEC. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: the significant risks and uncertainties for our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by the COVID-19 pandemic, which will depend on several factors, including the scope and duration of the pandemic, its influence on financial markets, the effectiveness of our remote work arrangements and staffing levels in branches and other operational facilities, and actions taken by governmental authorities and other third parties in response to the pandemic; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates, market liquidity, and capital markets, as well as the magnitude of such changes, which may reduce net interest margins; inflation; customer acceptance of NWIN’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

In addition to the above factors, we also caution that the actual amounts and timing of any future common stock dividends or share repurchases will be subject to various factors, including our capital position, financial performance, capital impacts of strategic initiatives, market conditions, and regulatory and accounting considerations, as well as any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends. Further, statements about the effects of the COVID-19 pandemic on our business, operations, financial performance, and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable, and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties, and us.

Disclosure Regarding Non-GAAP Measures

This report refers to certain financial measures that are identified as non-GAAP. The Bancorp believes that the non-GAAP measures are helpful to investors to compare normalized, integral operations of the Bancorp removed from one-time events such as purchase accounting impacts and costs of acquisition. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. See the attached Table 1 at the end of this press release for a reconciliation of the non-GAAP earnings measures identified herein and their most comparable GAAP measures.

NorthWest Indiana Bancorp
Quarterly Financial Report
Key Ratios	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Return on equity	14.32%	12.77%	11.90%	10.25%
Return on assets	1.42%	1.27%	1.20%	1.00%
Basic earnings per share	$1.46	$1.17	$2.39	$1.84
Diluted earnings per share	$1.46	$1.17	$2.39	$1.84
Yield on loans	4.62%	5.25%	4.72%	5.15
Yield on security investments	2.13%	2.73%	2.25%	2.79
Total yield on earning assets	3.93%	4.65%	4.07%	4.53%
Cost of deposits	0.45%	0.73%	0.58%	0.69%
Cost of repurchase agreements	0.50%	1.94%	0.89%	1.90%
Cost of borrowed funds	2.66%	3.34%	2.65%	2.74%
Total cost of funds	0.47%	0.78%	0.60%	0.74%
Net interest margin - tax equivalent	3.60%	3.96%	3.61%	3.88%
Noninterest income / average assets	1.42%	0.84%	1.25%	0.84%
Noninterest expense / average assets	2.74%	2.66%	2.88%	3.00%
Net noninterest margin / average assets	-1.33%	-1.82%	-1.63%	-2.16%
Efficiency ratio	59.32%	60.74%	64.42%	69.21%
Effective tax rate	18.19%	18.46%	16.56%	16.69%
Dividend declared per common share	$0.31	$0.31	$0.62	$0.61

	(Unaudited)
	June 30,	December 31,
	2020	2019
Net worth / total assets	9.85%	10.09%
Book value per share	$41.92	$38.85
Non-performing assets to total assets	0.73%	0.72%
Non-performing loans to total loans	0.95%	0.81%
Allowance for loan losses to non-performing loans	105.95%	122.05%
Allowance for loan losses to loans outstanding	1.00%	0.99%
Foreclosed real estate to total assets	0.04%	0.08%

Consolidated Statements of Income	(Unaudited)		(Unaudited)
(Dollars in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Interest income:
Loans	$11,297	$11,485	$22,326	$22,028
Securities & short-term investments	1,608	1,920	3,448	3,863
Total interest income	12,905	13,405	25,774	25,891
Interest expense:
Deposits	1,380	2,011	3,444	3,683
Borrowings	110	194	244	409
Total interest expense	1,490	2,205	3,688	4,092
Net interest income	11,415	11,200	22,086	21,799
Provision for loan losses	508	511	1,022	828
Net interest income after provision for loan losses	10,907	10,689	21,064	20,971
Noninterest income:
Gain on sale of loans held-for-sale, net	2,464	400	3,617	642
Fees and service charges	1,151	1,243	2,200	2,405
Gain on sale of securities, net	667	301	1,177	652
Wealth management operations	514	479	1,068	979
Increase in cash value of bank owned life insurance	188	179	357	342
Gain on sale of foreclosed real estate, net	43	13	103	40
Other	19	54	70	178
Total noninterest income	5,046	2,669	8,592	5,238
Noninterest expense:
Compensation and benefits	5,371	4,600	10,588	9,401
Occupancy and equipment	1,295	1,169	2,704	2,291
Data processing	532	351	1,088	1,947
Marketing	180	176	388	613
Federal deposit insurance premiums	159	177	355	268
Other	2,227	1,951	4,640	4,193
Total noninterest expense	9,764	8,424	19,763	18,713
Income before income taxes	6,189	4,934	9,893	7,496
Income tax expenses	1,126	911	1,638	1,251
Net income	$5,063	$4,023	$8,255	$6,245

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	(Unaudited)
	June 30,	December 31,	Change	Mix
	2020	2019	%	%
Total assets	$1,474,034	$1,328,722	10.9%	n/a
Cash & cash equivalents	97,305	47,258	105.9%	n/a
Certificates of deposit in other financial institutions	1,639	2,170	-24.5%	n/a
Securities - available for sale	294,719	277,219	6.3%	n/a

Loans receivable:
Commercial real estate	$286,122	$283,108	1.1%	29.1%
Residential real estate	284,563	299,333	-4.9%	29.0%
Commercial business	178,863	103,088	73.5%	18.2%
Construction and land development	92,982	87,710	6.0%	9.5%
Multifamily	56,070	51,286	9.3%	5.7%
Home equity	46,312	49,181	-5.8%	4.7%
Manufactured Homes	22,518	16,505	36.4%	2.3%
Government	13,729	15,804	-13.1%	1.4%
Consumer	522	627	-16.7%	0.1%
Farmland	221	227	-2.6%	0.0%
Total loans	$981,902	$906,869	8.3%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	$262,001	$172,094	52.2%	20.5%
Interest bearing checking	249,797	220,230	13.4%	19.6%
Savings	235,254	209,945	12.1%	18.4%
Money market	235,902	224,398	5.1%	18.5%
Total core deposits	982,954	826,667	18.9%	77.0%
Certificates of deposit	294,680	327,703	-10.1%	23.0%
Total deposits	$1,277,634	$1,154,370	10.7%	100.0%

Borrowings and repurchase agreements	$29,159	$25,499	14.4%
Stockholder's equity	145,181	134,103	8.3%

Asset Quality	(Unaudited)
(Dollars in thousands)	June 30,	December 31,	Change
	2020	2019	%
Nonaccruing loans	$7,408	$6,507	13.8%
Accruing loans delinquent more than 90 days	1,904	866	119.9%
Securities in non-accrual	815	1,076	-24.3%
Foreclosed real estate	634	1,083	-41.5%
Total nonperforming assets	$10,761	$9,532	12.9%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$482	$165	192.1%
ALL general allowances for loan portfolio	9,384	8,834	6.2%
Total ALL	$9,866	$8,999	9.6%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$157	$163	-3.7%
Nonaccruing troubled debt restructurings, compliant (2)	409	161	154.0%
Accruing troubled debt restructurings	1,592	1,776	-10.4%
Total troubled debt restructurings	$2,158	$2,100	2.8%

(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement
(2) included in nonaccruing loan balances presented above

	(Unaudited)
	At June 30,
	2020	Required
	Actual Ratio	To Be Well Capitalized

Capital Adequacy Bancorp
Common equity tier 1 capital to risk-weighted assets	12.5%	N/A
Tier 1 capital to risk-weighted assets	12.5%	N/A
Total capital to risk-weighted assets	13.6%	N/A
Tier 1 capital to adjusted average assets	8.3%	N/A

Capital Adequacy Bank
Common equity tier 1 capital to risk-weighted assets	12.3%	6.5%
Tier 1 capital to risk-weighted assets	12.3%	8.0%
Total capital to risk-weighted assets	13.3%	10.0%
Tier 1 capital to adjusted average assets	8.2%	5.0%

Quarter-to-Date
(Dollars in thousands)	Average Balances, Interest, and Rates
(unaudited)	June 30, 2020			June 30, 2019
	Average Balance	Interest	Rate (%)	Average Balance	Interest	Rate (%)
ASSETS
Interest bearing deposits in other financial institutions	$39,325	$15	0.15	$13,985	$92	2.63
Federal funds sold	1,738	18	4.14	3,818	36	3.77
Certificates of deposit in other financial institutions	1,734	11	2.54	2,118	15	2.83
Securities available-for-sale	288,330	1,532	2.13	253,421	1,732	2.73
Loans receivable	977,866	11,297	4.62	874,652	11,485	5.25
Federal Home Loan Bank stock	3,918	32	3.27	3,931	45	4.58
Total interest earning assets	1,312,911	$12,905	3.93	1,151,925	$13,405	4.65
Cash and non-interest bearing deposits in other financial institutions	17,713			29,756
Allowance for loan losses	(9,553)			(8,357)
Other noninterest bearing assets	102,964			91,808
Total assets	$1,424,035			$1,265,132

LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits	$1,237,241	$1,380	0.45	$1,097,283	$2,011	0.73
Repurchase agreements	13,671	17	0.50	13,638	66	1.94
Borrowed funds	13,981	93	2.66	15,341	128	3.34
Total interest bearing liabilities	1,264,893	$1,490	0.47	1,126,262	$2,205	0.78
Other noninterest bearing liabilities	17,741			12,864
Total liabilities	1,282,634			1,139,126
Total stockholders' equity	141,401			126,006
Total liabilities and stockholders' equity	$1,424,035			$1,265,132

Return on average assets	1.42%			1.27%
Return on average equity	14.32%			12.77%
Net interest margin (average earning assets)	3.48%	$11,415		3.89%	$11,200
Net interest margin (average earning assets) - tax equivalent	3.60%			3.96%

Year-to-Date
(Dollars in thousands)	Average Balances, Interest, and Rates
(unaudited)	June 30, 2020			June 30, 2019
	Average Balance	Interest	Rate (%)	Average Balance	Interest	Rate (%)
ASSETS
Interest bearing deposits in other financial institutions	$26,406	$69	0.52	$26,840	$176	1.31
Federal funds sold	3,726	85	4.56	4,644	77	3.32
Certificates of deposit in other financial institutions	1,851	25	2.70	2,194	32	2.92
Securities available-for-sale	284,955	3,202	2.25	250,016	3,489	2.79
Loans receivable	945,189	22,326	4.72	855,908	22,028	5.15
Federal Home Loan Bank stock	3,915	67	3.42	3,886	89	4.58
Total interest earning assets	1,266,042	$25,774	4.07	1,143,488	$25,891	4.53
Cash and non-interest bearing deposits in other financial institutions	18,397			23,628
Allowance for loan losses	(9,302)			(8,213)
Other noninterest bearing assets	98,409			88,967
Total assets	$1,373,546			$1,247,870

LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits	$1,192,482	$3,444	0.58	$1,067,976	$3,683	0.69
Repurchase agreements	12,803	57	0.89	12,098	115	1.90
Borrowed funds	14,087	187	2.65	21,426	294	2.74
Total interest bearing liabilities	1,219,372	$3,688	0.60	1,101,500	$4,092	0.74
Other noninterest bearing liabilities	15,380			24,528
Total liabilities	1,234,752			1,126,028
Total stockholders' equity	138,794			121,842
Total liabilities and stockholders' equity	$1,373,546			$1,247,870

Return on average assets	1.20%			1.00%
Return on average equity	11.90%			10.25%
Net interest margin (average earning assets)	3.49%	$22,086		3.81%	$21,799
Net interest margin (average earning assets) - tax equivalent	3.61%			3.88%

Table 1 - Reconciliation of the Non-GAAP Performance Ratios

($ in thousands)	(Unaudited)
For the three months ended March 31, 2020	GAAP	Additional reserves not part of the ALL	Non-GAAP
Allowance for loan losses (ALL)	$9,866	$4,986	$14,852
Total loans	$981,902		$981,902
ALL to total loans	1.00%		1.51%

($ in thousands)	(Unaudited)
For the three months ended March 31, 2020	GAAP	Additional reserves not part of the ALL	Non-GAAP
Allowance for loan losses (ALL)	$9,866	$4,986	$14,852
Non-performing loans	$9,312		$9,312
ALL to nonperfroming loans (coverage ratio)	105.95%		159.49%